Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — REALTY INCOME

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Mergers and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unless otherwise stated in the following unaudited pro forma condensed combined financial information or the context otherwise requires, references in the following unaudited pro forma condensed combined financial information to:

•	“clients” means the tenants of Realty Income;

•	“combined company” means Realty Income and its subsidiaries, after giving effect to the consummation of the proposed Mergers;

•	“Merger” means the merger pursuant to the terms of the Merger Agreement, immediately following the consummation of the Partnership Merger, of VEREIT with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation;

•	“Mergers” means, together, the Partnership Merger and the Merger;

•	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 29, 2021, by and among VEREIT, VEREIT OP, Realty Income, Merger Sub 1 and Merger Sub 2, as the same may be amended or supplemented from time to time;

•	“Merger Effective Time” means the effective time of the Mergers;

•	“Merger Sub 1” means Rams MD Subsidiary I, Inc., a Maryland corporation and wholly owned subsidiary of Realty Income;

•	“Merger Sub 2” means Rams Acquisition Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Realty Income;

•	“Partnership Merger” means the merger pursuant to the terms of the Merger Agreement of Merger Sub 2 with and into VEREIT OP, with VEREIT OP continuing as the surviving entity;

•	“Realty Income” means Realty Income Corporation, a Maryland corporation and, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries;

•	“Realty Income common stock” means the common stock of Realty Income, par value $0.01 per share;

•	“VEREIT” means VEREIT, Inc., a Maryland corporation;

•	“VEREIT common stock” means the common stock of VEREIT, par value $0.01 per share;

•	“VEREIT OP” means VEREIT Operating Partnership, L.P., a Delaware limited partnership; and

•	“VEREIT OP common units” means the common partnership unit of VEREIT OP owned by a partner of VEREIT OP.

On April 29, 2021, Realty Income and VEREIT each entered into the Merger Agreement, by and among VEREIT, VEREIT OP, Realty Income, Merger Sub 1, and Merger Sub 2, pursuant to which the combination of Realty Income and VEREIT will be accomplished through (i) a merger of Merger Sub 2 with and into VEREIT OP, with VEREIT OP continuing as the surviving entity, and (ii) immediately thereafter, a merger of VEREIT with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation. In connection with the Merger, each VEREIT common stockholder will have the right to receive 0.705 newly issued shares of Realty Income common stock, par value $0.01 per share, for each share of VEREIT common stock, par value $0.01 per share, that they own immediately prior to the effective time of the Merger. In addition, pursuant to the terms and subject to the conditions of the Merger Agreement, at the date and time the Partnership Merger becomes effective, (i) each outstanding VEREIT OP common unit owned by a partner of VEREIT OP other than VEREIT that is issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth in the Merger Agreement, will be converted into the number of newly issued shares of Realty Income common stock equal to the Exchange Ratio, (ii) each outstanding VEREIT OP Series F Preferred Unit that is issued and outstanding immediately prior to the Partnership Merger Effective Time (other than VEREIT OP Series F Preferred Units owned by VEREIT), subject to the terms and conditions of the Merger Agreement, will be converted into the right to receive $25.00 plus all accumulated and unpaid distributions to and including the day that is set forth in the Series F Preferred Stock Redemption Notice (as defined below), and (iii) each VEREIT OP Series F Preferred Unit and VEREIT OP common unit owned by VEREIT that is issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions of the Merger Agreement, will remain outstanding as partnership interests in the surviving entity. Holders of shares of VEREIT common stock and VEREIT OP common units will receive cash in lieu of fractional shares. Further, immediately prior to the Mergers, VEREIT will also issue a notice of redemption (the “Series F Preferred Stock Redemption Notice”) with respect to all of the outstanding shares of VEREIT's 6.70% Series F Cumulative Redeemable Preferred Stock (the “VEREIT Series F Preferred Stock”) with a redemption date as set forth in the Series F Preferred Stock Redemption Notice, and Realty Income will cause funds to be deposited in escrow to pay the redemption price for each share of VEREIT Series F Preferred Stock at the liquidation preference of $25.00 plus all accrued and unpaid dividends up to and including the redemption date set forth in the Series F Preferred Stock Redemption Notice..

The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting with Realty Income treated as the acquiror. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Realty Income and historical consolidated financial statements of VEREIT as adjusted to give effect to the Mergers. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Mergers as if they had occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the Mergers as if they had occurred on January 1, 2020.

These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Realty Income’s management. The unaudited pro forma adjustments represent Realty Income’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, Realty Income’s management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Mergers as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what Realty Income’s financial condition or results of operations actually would have been if the Mergers had been consummated as of the dates indicated, nor do they purport to represent Realty Income's financial position or results of operations for future periods.

Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) Realty Income or VEREIT real estate acquisitions that have closed or may close after March 31, 2021 or the related financing of those acquisitions, (2) Realty Income or VEREIT consumer price index rental rate increases, (3) potential synergies that may be achieved following the Mergers, including potential overall savings in general and administrative expense, or any strategies that Realty Income’s management may consider in order to continue to efficiently manage Realty Income’s operations, (4) any integration costs that may be incurred following the consummation of the Mergers, and (5) any one-time integration and other costs (including acceleration of share-based compensation awards and cash severance payments) which may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain. The unaudited pro forma condensed combined financial statements do not give effect to the contemplated contribution, after the Mergers, by Realty Income and VEREIT of certain of their office real properties (the “OfficeCo Properties”) to a newly formed wholly owned subsidiary of Realty Income (“OfficeCo”), and the contemplated distribution by Realty Income of all of the outstanding voting shares of common stock in OfficeCo to Realty Income’s common stockholders (which, at that time, would also include the VEREIT stockholders who, as a result of the Mergers, received shares of Realty Income common stock and who continued to hold those shares as of the close of business on the record date for such distribution) on a pro rata basis (the “Spin-Off”), or a sale of some or all of the OfficeCo Properties, because, pursuant to the terms of the Merger Agreement, Realty Income and VEREIT have broad discretion to amend the scope and terms of the Spin-Off, including, among other things, the properties to be included as part of the OfficeCo Properties (including adding or removing properties), Realty Income and VEREIT may alternatively seek to sell some or all of the OfficeCo Properties, and Realty Income may elect not to pursue the Spin-Off at all. Please refer to Note 6 of the unaudited pro forma condensed combined financial statements for information related to the OfficeCo Properties and the potential Spin-Off or sale of some or all of the OfficeCo Properties.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2021
(in thousands)

	Realty Income Historical, As Reclassified (Note 3)	VEREIT Historical, As Reclassified (Note 3)	Merger Adjustments (Note 5)	Item in Note 5	Pro Forma Combined
ASSETS
Real estate held for investment, at cost:
Land	$6,672,885	$2,698,232	$593,773	[1]	$9,964,890
Buildings and improvements	15,171,070	9,941,903	783,350	[1]	25,896,323
Total real estate held for investment, at cost	21,843,955	12,640,135	1,377,123		35,861,213
Less accumulated depreciation and amortization	(3,668,269)	(2,909,417)	2,909,417	[2]	(3,668,269)
Real estate held for investment, net	18,175,686	9,730,718	4,286,540		32,192,944
Real estate and lease intangibles held for sale, net	22,500	4,888	6,412	[3]	33,800
Cash and cash equivalents	183,984	318,561	(374,066)	[8] [12]	128,479
Accounts receivable, net	307,017	330,871	(278,871)	[4]	359,017
Lease intangible assets, net	1,820,146	931,832	1,779,006	[5]	4,530,984
Goodwill	14,114	1,337,773	(120,500)	[6]	1,231,387
Other assets, net	456,123	322,715	24,466	[7]	803,304
Total assets	$20,979,570	$12,977,358	$5,322,987		$39,279,915
LIABILITIES AND EQUITY
Distributions payable	$88,662	$106,989	$(1,041)	[8]	$194,610
Accounts payable and accrued expenses	200,168	116,486	76,000	[9]	392,654
Lease intangible liabilities, net	313,907	117,121	382,580	[10]	813,608
Other liabilities	277,325	264,968	—		542,293
Line of credit payable and commercial paper	675,000	—	—		675,000
Term loan, net	249,407	—	—		249,407
Mortgages payable, net	282,037	1,035,328	61,075	[11]	1,378,440
Notes payable, net	7,326,051	4,586,252	338,994	[11]	12,251,297
Total liabilities	9,412,557	6,227,144	857,608		16,497,309
Stockholders’ equity:
Preferred stock and paid-in capital	—	371,781	(371,781)	[12]	—
Common stock and paid-in capital	15,371,016	12,981,320	(1,737,692)	[12]	26,614,644
Distributions in excess of net income	(3,827,660)	(6,610,678)	6,581,472	[12]	(3,856,866)
Accumulated other comprehensive (loss) income	(8,484)	634	(634)	[12]	(8,484)
Total stockholders’ equity	11,534,872	6,743,057	4,471,365		22,749,294
Noncontrolling interests	32,141	7,157	(5,986)	[13]	33,312
Total equity	11,567,013	6,750,214	4,465,379		22,782,606
Total liabilities and equity	$20,979,570	$12,977,358	$5,322,987		$39,279,915

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the three months ended March 31, 2021
(in thousands, except share and per share data)

	Realty Income Historical	VEREIT Historical, As Reclassified (Note 3)	Merger Adjustments (Note 5)	Item in Note 5	Pro Forma Combined	Item in Note 5
REVENUE
Rental (including reimbursable)	$439,365	$290,309	$18,460	[14]	$748,134
Other	3,439	4,166	—		7,605
Total revenue	442,804	294,475	18,460		755,739
EXPENSES
Depreciation and amortization	177,985	108,075	95,789	[15]	381,849
Interest	73,075	60,736	(15,191)	[16]	118,620
Property (including reimbursable)	28,499	30,605	1,436	[17]	60,540
General and administrative	20,796	15,948	3,448	[18]	40,192
Income taxes	6,225	928	—		7,153
Provisions for impairment	2,720	31,849	—		34,569
Total expenses	309,300	248,141	85,482		642,923
Gain on sales of real estate	8,401	76,074	—		84,475
Foreign currency and derivative gains, net	804	—	—		804
Equity in income of unconsolidated entities	—	447	—		447
Loss on extinguishment of debt	(46,473)	(2,132)	—		(48,605)
Income from continuing operations	96,236	120,723	(67,022)		149,937
Income attributable to noncontrolling interests	(296)	(76)	—		(372)
Income from continuing operations available to common stockholders	$95,940	$120,647	$(67,022)		$149,565
Income from continuing operations available to common stockholders per common share:
Basic and diluted	$0.26	$0.50			$0.28	[20]
Weighted average common shares outstanding:
Basic	371,522,607	229,159,472	(67,435,394)		533,246,685	[20]
Diluted	371,601,901	229,429,867	(67,188,665)		533,843,103	[20]

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2020
(in thousands, except share and per share data)

	Realty Income Historical	VEREIT Historical, As Reclassified (Note 3)	Merger Adjustments (Note 5)	Item in Note 5	Pro Forma Combined	Item in Note 5
REVENUE
Rental (including reimbursable)	$1,639,533	$1,158,285	$58,161	[14]	$2,855,979
Other	12,092	9,691	—		21,783
Total revenue	1,651,625	1,167,976	58,161		2,877,762
EXPENSES
Depreciation and amortization	677,038	452,008	375,298	[15]	1,504,344
Interest	309,336	265,660	(63,016)	[16]	511,980
Property (including reimbursable)	104,603	122,967	5,744	[17]	233,314
General and administrative	73,215	68,487	15,509	[18]	157,211
Income taxes	14,693	4,513	—		19,206
Provisions for impairment	147,232	65,075	—		212,307
Merger-related costs	—	—	76,000	[19]	76,000
Total expenses	1,326,117	978,710	409,535		2,714,362
Gain on sales of real estate	76,232	95,292	—		171,524
Foreign currency and derivative gains (losses), net	4,585	(85,392)	—		(80,807)
Equity in income and gain on disposition of unconsolidated entities	—	3,539	—		3,539
Loss on extinguishment of debt	(9,819)	(1,486)	—		(11,305)
Income from continuing operations	396,506	201,219	(351,374)		246,351
Income attributable to noncontrolling interests	(1,020)	(91)	—		(1,111)
Income from continuing operations available to common stockholders	$395,486	$201,128	$(351,374)		$245,240
Income from continuing operations available to common stockholders per common share:
Basic	$1.15	$0.72			$0.48	[20]
Diluted	$1.14	$0.72			$0.48	[20]
Weighted average common shares outstanding:
Basic	345,280,126	217,548,175	(55,824,097)		507,004,204	[20]
Diluted	345,415,258	217,862,005	(55,548,984)		507,728,279	[20]

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The Realty Income and VEREIT historical financial information has been derived from, in the case of Realty Income, its consolidated financial statements in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and Annual Report on Form 10-K for the year ended December 31, 2020, and, in the case of VEREIT, its consolidated financial statements included as Exhibits 99.1 and 99.2 to Realty Income's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2021 (the "Form 8-K"), of which this Exhibit 99.3 is a part. Certain of VEREIT’s historical amounts have been reclassified to conform to Realty Income’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with Realty Income’s and VEREIT’s historical consolidated financial statements and the notes thereto. The unaudited pro forma condensed combined balance sheet gives effect to the Mergers as if they had been completed on March 31, 2021. The unaudited pro forma condensed combined statements of operations give effect to the Mergers as if they had been completed on January 1, 2020.

The historical financial statements of Realty Income and VEREIT have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Mergers under U.S. GAAP (“Merger Adjustments”). The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Realty Income as the acquiror of VEREIT. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of VEREIT based upon Realty Income management’s preliminary estimate of their fair values as of March 31, 2021. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Mergers and which is anticipated to occur during the fourth quarter of 2021, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Mergers. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Mergers and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Mergers could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of Realty Income, after giving pro forma effect to the Mergers, which include the issuance of Realty Income common stock to VEREIT stockholders, the assumption of VEREIT’s outstanding debt, the redemption of all of the outstanding shares of VEREIT Series F Preferred Stock, and the conversion of each outstanding VEREIT OP common unit owned by a partner of VEREIT OP other than VEREIT that is issued and outstanding into newly issued shares of Realty Income common stock equal to the Exchange Ratio.

The Mergers and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not give effect to the Spin-Off or any sales of all or a portion of the OfficeCo Properties. In the opinion of Realty Income’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the overall financial position or results of operations of the combined company that would have occurred if the Mergers had been completed on the dates indicated, nor are they indicative of the overall financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the “Supplemental Risk Factors” in Exhibit 99.4 to the Form 8-K.

Note 2 — Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Realty Income’s audited consolidated financial statements as of and for the year ended December 31, 2020 and Realty Income’s unaudited consolidated financial statements as of and for the three months ended March 31, 2021. Realty Income’s management has determined that there were no significant accounting policy differences between Realty Income and VEREIT and, therefore, no adjustments are necessary to conform VEREIT’s financial statements to the accounting policies used by Realty Income in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.

As part of the application of ASC 805, Realty Income will conduct a more detailed review of VEREIT’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of VEREIT’s results of operations or reclassification or adjustment of assets or liabilities to conform to Realty Income’s accounting policies and classifications. Therefore, Realty Income may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Mergers are completed.

Note 3 — Reclassification Adjustments

The VEREIT and Realty Income historical financial statement line items include the reclassification of certain historical balances to conform to the post-merger Realty Income presentation of these unaudited pro forma condensed combined financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or income from continuing operations of Realty Income or VEREIT.

Balance Sheet

•	The carrying amount of Realty Income’s goodwill of $14.1 million, previously classified as a component of Other assets, net, was reclassified into a new caption, Goodwill, on Realty Income’s consolidated balance sheet.

•	VEREIT’s balances for Operating lease right-of-use assets, Investment in unconsolidated entities, Restricted cash, and Rent and tenant receivables and other assets, net (excluding straight-line rent receivable, net and accounts receivable, net), previously disclosed as separate components of VEREIT’s consolidated balance sheet, have been reclassified to Other assets, net as follows (in thousands):

March 31, 2021
Rent and tenant receivables and other assets, net	$368,926
Less: Straight-line rent receivable, net	(278,871)
Less: Accounts receivable, net	(52,000)
Operating lease right-of-use assets	191,443
Investments in unconsolidated entities	80,513
Restricted cash	12,704
Other assets, net, as presented	$322,715

•	VEREIT’s balances for Straight-line rent receivable, net and Accounts receivable, net, previously disclosed as a component of Rent and tenant receivables and other assets, net, on VEREIT’s consolidated balance sheet have been reclassified to Accounts receivable, net as follows (in thousands):

March 31, 2021
Straight-line rent receivable, net	$278,871
Accounts receivable, net	52,000
Accounts receivable, net, as presented	$330,871

•	VEREIT’s balances for intangible lease assets and the related accumulated amortization, which were previously reported on a gross basis as components of the Total real estate investments, net subtotal on VEREIT’s consolidated balance sheet, have been reclassified outside of Total real estate investments, net to Lease intangible assets, net, as follows (in thousands):

March 31, 2021
Intangible lease assets	$1,883,826
Less: Accumulated amortization	(951,994)
Lease intangible assets, net, as presented	$931,832

•	VEREIT’s balances for Deferred rent and other liabilities and Operating lease liabilities previously disclosed as separate components of VEREIT’s consolidated balance sheet have been reclassified to Other liabilities, as follows (in thousands):

March 31, 2021
Deferred rent and other liabilities	$62,944
Operating lease liabilities	202,024
Other liabilities, as presented	$264,968

•	VEREIT’s balance for Corporate bonds, net, of $4.6 billion previously disclosed as a separate component of VEREIT’s consolidated balance sheet, has been reclassified to Notes payable, net.

•	VEREIT’s balance for Preferred stock, previously disclosed as a separate component of VEREIT’s consolidated balance sheet, and the associated amount of additional paid-in capital, previously disclosed as a component of Additional paid-in capital on VEREIT’s consolidated balance sheet, have been reclassified to Preferred stock and paid-in capital, as follows (in thousands):

March 31, 2021
Preferred stock	$149
Additional paid-in capital	371,632
Preferred stock and paid-in capital, as presented	$371,781

•	VEREIT’s balances for Common stock and Additional paid-in capital, previously disclosed as separate components of VEREIT’s consolidated balance sheet, have been reclassified to Common stock and paid-in capital, as follows (in thousands):

March 31, 2021
Common stock	$2,291
Additional paid-in capital	13,350,661
Less: Additional paid-in capital related to preferred stock	(371,632)
Common stock and paid-in capital, as presented	$12,981,320

Statements of Operations:

•	VEREIT’s Fees from managed partnerships of $0.5 million and $3.1 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, previously disclosed as a separate component of Total revenue on VEREIT’s consolidated statements of operations, were reclassified under Revenue as Other.

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•	VEREIT’s Other income, net, of $3.7 million and $6.6 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, previously disclosed as a separate component of Other income (expenses) on VEREIT’s consolidated statements of operations, was reclassified under Revenue as Other. Total reclassifications within Other under Revenue are as follows (in thousands):

	For the three months ended March 31, 2021	For the year ended December 31, 2020
Fees from managed partnerships	$500	$3,081
Other income, net	3,666	6,610
Other, as presented	$4,166	$9,691

•	VEREIT’s Acquisition-related and Litigation and non-routine costs, net, previously disclosed as separate components of operating expenses on VEREIT’s consolidated statements of operations, were combined with General and administrative expense in a single line item, as follows (in thousands):

	For the three months ended March 31, 2021	For the year ended December 31, 2020
Acquisition-related	$1,354	$4,790
Litigation and non-routine costs, net	68	2,348
General and administrative	14,526	61,349
General and administrative, as presented	$15,948	$68,487

Note 4 — Preliminary Purchase Price Allocation

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to VEREIT’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $17.6 billion. The calculation of the estimated preliminary purchase price related to the Mergers is as follows (in thousands, except share and per share data):

Amount
Estimated shares of VEREIT common stock and VEREIT OP common units to be exchanged (a)	229,281,987
Exchange Ratio	0.705
Estimated shares of Realty Income common stock to be issued	161,643,801
Closing price of Realty Income common stock on June 1, 2021(b)	$69.35
Estimated fair value of Realty Income common stock to be issued to former holders of VEREIT common stock and VEREIT OP common units(b)	$11,209,998
Redemption of VEREIT Series F Preferred Stock and VEREIT OP Series F Preferred OP Units(c)	374,066
Estimated fair value of VEREIT’s equity-based compensation awards attributable to pre-combination services(d)	33,630
Consideration to be transferred	$11,617,694
Preliminary fair value of VEREIT mortgages payable and notes payable assumed by Realty Income	6,021,649
Total estimated preliminary purchase price	$17,639,343

(a)	Includes 229,129,954 shares of VEREIT common stock outstanding as of March 31, 2021 and 152,033 VEREIT OP common units outstanding as of March 31, 2021. Under the Merger Agreement, these shares and units are to be converted to Realty Income common stock at an Exchange Ratio of 0.705 per share of VEREIT common stock or VEREIT OP common unit, as applicable.

(b)	The estimated fair value of Realty Income common stock to be issued to former holders of VEREIT common stock and VEREIT OP common units is based upon the per share closing price of Realty Income’s common stock on June 1, 2021 which was $69.35, multiplied by the estimated shares of Realty Income common stock to be issued.

(c)	Immediately prior to and conditional upon the consummation of the Mergers, VEREIT will issue a notice of redemption with respect to all of the outstanding shares of the VEREIT Series F Preferred Stock, and Realty Income will cause funds to be deposited in escrow to pay the redemption price for each share of the VEREIT Series F Preferred Stock at the liquidation preference of $25.00 plus all accrued and unpaid dividends up to and including the redemption date. The estimated preliminary purchase price presented in these unaudited pro forma condensed combined financial statements is based upon 14,921,012 shares of the VEREIT Series F Preferred Stock (including 49,766 shares of the VEREIT OP Series F Preferred Units included within Noncontrolling interests) outstanding as of March 31, 2021 and the accrued and unpaid dividends on such VEREIT Series F Preferred Stock of $1.0 million.

(d)	Represents the estimated fair value of fully vested VEREIT DSU Awards which will be converted into Realty Income common stock upon the Mergers, as well as the fair value of the Realty Income replacement employee and executive stock options, restricted stock units, and performance restricted stock units that will be granted at the closing date of the Mergers and which are attributable to pre-combination services.

The actual value of the Realty Income common stock to be issued in the Mergers will depend on the market price of shares of Realty Income common stock at the closing date of the Mergers, and therefore, the actual purchase price will fluctuate with the market price of Realty Income common stock until the Mergers are consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in Realty Income’s stock price would change the purchase price by approximately $1.1 billion, which would be recorded as an adjustment to the fair value of the net assets acquired, including goodwill as applicable.

The outstanding number of shares of VEREIT common stock, the outstanding number of VEREIT OP common units, and the outstanding shares of the VEREIT Series F Preferred Stock and the VEREIT OP Series F Preferred Units may change prior to the closing of the Mergers due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding VEREIT equity-based awards and any grants of new VEREIT equity-based awards. These changes are not expected to have a material impact on the unaudited pro forma condensed combined financial statements.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on Realty Income management’s preliminary estimate of their respective fair values as of March 31, 2021 (in thousands):

Amount
Total estimated preliminary purchase price	$17,639,343
Assets:
Real estate held for investment	$14,017,258
Real estate and lease intangibles held for sale	11,300
Lease intangible assets	2,710,838
Cash and cash equivalents	318,561
Accounts receivable	52,000
Other assets	347,181
Total assets acquired	$17,457,138

Amount
Liabilities:
Distributions payable	$105,948
Accounts payable and accrued expenses (a)	163,280
Lease intangible liabilities	499,701
Other liabilities	264,968
Mortgages payable	1,096,403
Notes payable	4,925,246
Total liabilities assumed	$7,055,546
Estimated preliminary fair value of net assets acquired	$10,401,592
Add: Estimated preliminary fair value of noncontrolling interests acquired	1,171
Goodwill	$1,217,273

(a)	This balance includes $46.8 million of estimated transaction costs to be incurred by VEREIT as a result of the Mergers. These costs are expected to be recognized as an expense in VEREIT's pre-combination statement of operations and therefore they are reflected as a liability assumed by Realty Income, with no impact on pro forma combined distributions in excess of net income.

The preliminary fair values of identifiable assets acquired and liabilities assumed are based on a valuation as of the assumed consummation date of the Mergers that is prepared by Realty Income with assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of VEREIT, Realty Income used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., premiums) of mortgages payable and notes payable to be assumed in the Mergers, all of which are based on Realty Income’s historical experience with similar assets and liabilities. In determining the estimated fair value of VEREIT’s tangible assets, Realty Income utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, and tenant improvements, and lease intangible assets and liabilities were based on an analysis performed by third parties based on Realty Income’s, VEREIT’s and other portfolios with similar property characteristics.

The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Mergers and will be completed after the Mergers are consummated. These final fair values will be determined based on Realty Income’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the client operates, (3) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (4) the client credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the client’s business, and/or (6) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Mergers. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Mergers due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.

Note 5 — Merger Adjustments

Balance Sheet

The pro forma adjustments reflect the effect of the Mergers on Realty Income’s and VEREIT’s historical consolidated balance sheets as if the Mergers occurred on March 31, 2021.

Assets

1)	The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of VEREIT’s historical carrying values of $2.7 billion for Land and $9.9 billion for Buildings and improvements, and (ii) the recognition of the fair value of these assets of $3.3 billion for Land and $10.7 billion for Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets to be acquired. For information regarding the valuation methodology applied to the tangible real estate assets, refer to Note 4. The pro forma adjustments are presented as follows (in thousands):

	Estimated fair value	Less: Elimination of historical carrying value	Total pro forma adjustment
Land	$3,292,005	$(2,698,232)	$593,773
Buildings and improvements	10,725,253	(9,941,903)	783,350

2)	Accumulated depreciation and amortization were adjusted to eliminate VEREIT’s historical accumulated depreciation and amortization balances of $2.9 billion.

3)	VEREIT’s Real estate and lease intangibles held for sale, net were adjusted by $6.4 million to reflect the contract sale price, less selling expenses, on those assets, totaling $11.3 million.

4)	Accounts receivable, net were adjusted to eliminate VEREIT’s historical straight-line rent receivable, net, of $278.9 million, which is not treated as a separately recognized asset on the combined company’s balance sheet.

5)	The pro forma adjustments for Lease intangible assets, net reflect: (i) the elimination of VEREIT’s historical carrying values for these assets, net of the associated accumulated amortization, of $931.8 million and (ii) the recognition of the fair value of these assets of $2.7 billion, based upon the preliminary valuation of the intangible real estate assets to be acquired. For information regarding the valuation methodology applied to the lease intangible assets, refer to Note 4. The following table summarizes the major classes of lease intangible assets acquired and the total pro forma adjustment to Lease intangible assets, net (in thousands):

Amount
Preliminary allocation of fair value:
In-place leases	$2,063,904
Leasing commissions and marketing costs	290,457
Above-market lease assets	356,477
Less: Elimination of historical carrying value of lease intangible assets, net	(931,832)
Total pro forma adjustment	$1,779,006

6)	The pro forma adjustments for Goodwill reflect: (i) the elimination of VEREIT’s historical goodwill balance of $1.3 billion, and (ii) the recognition of the preliminary goodwill balance associated with the Mergers of $1.2 billion based on the preliminary purchase price allocation. For additional information, refer to Note 4.

7)	Other assets, net were adjusted to (i) eliminate deferred costs, net, of $4.3 million, which consist primarily of unamortized deferred financing costs for VEREIT’s revolving credit facility, and (ii) recognize the fair value of acquired below-market ground leases of $28.8 million, based upon the preliminary valuation of these contracts.

Liabilities

8)	The pro forma adjustment for Distributions payable represents $1.0 million of dividends on the VEREIT Series F Preferred Stock accrued through March 31, 2021, which will be paid by Realty Income immediately prior to and in conjunction with the Mergers, as the consummation of the Mergers is contingent upon the settlement of the VEREIT Series F Preferred Stock, including the unpaid accrued dividends on the VEREIT Series F Preferred Stock.

9)	The pro forma adjustment for Accounts payable and accrued expenses represents $29.2 million and $46.8 million of estimated transaction costs to be incurred by Realty Income and VEREIT, respectively, as a result of the Mergers.

10)	The pro forma adjustments for Lease intangible liabilities, net reflect: (i) the elimination of VEREIT’s historical carrying values for these liabilities, net of the associated accumulated amortization, of $117.1 million, and (ii) the recognition of the fair value of these intangible liabilities of $499.7 million, based upon the preliminary valuation of the intangible lease liabilities to be assumed. For information regarding the valuation methodology applied to the lease intangible liabilities, refer to Note 4.

11)	The pro forma adjustments for Mortgages payable, net and Notes payable, net reflect: (i) the elimination of VEREIT’s historical carrying values of these liabilities, including the associated unamortized deferred financing costs and net discounts, of $1.0 billion for mortgages payable and $4.6 billion for notes payable, and (ii) the recognition of the fair value of $1.1 billion for mortgages payable and $4.9 billion for notes payable, based upon the preliminary valuation of these liabilities. The preliminary fair value of mortgages payable has been estimated by an independent third party using a discounted cash flow analysis, based on estimates of observable market interest rates. The preliminary fair value of notes payable has been estimated using quoted market prices in active markets with limited trading volume, when available. The following table summarizes the pro forma adjustments to Mortgages payable, net and Notes payable, net (in thousands):

	Mortgages payable	Notes payable
Estimated fair value	$1,096,403	$4,925,246
Less: Elimination of historical carrying value, including unamortized deferred financing costs and net discounts	(1,035,328)	(4,586,252)
Total pro forma adjustment	$61,075	$338,994

Equity

12)	The following table summarizes pro forma adjustments for stockholders’ equity (in thousands):

	Preferred stock and paid-in capital	Common stock and paid-in capital	Distributions in excess of net income	Accumulated other comprehensive (loss) income
Redemption of the VEREIT Series F Preferred Stock(a)	$(371,781)	$—	$—	$—
Issuance of Realty Income common stock (b)	—	11,209,998	—	—
Settlement and exchange of VEREIT equity-based awards(c)	—	33,630	—	—
Elimination of VEREIT’s historical equity balances	—	(12,981,320)	6,610,678	(634)
Realty Income merger related costs(d)	—	—	(29,206)	—
Total pro forma adjustment	$(371,781)	1,737,692	$6,581,472	$(634)

(a)	The pro forma adjustment reflects the redemption of the VEREIT Series F Preferred Stock at the liquidation preference of $25.00 per share, plus accrued and unpaid dividends, as described in Note 4. The total pro forma adjustment to cash and cash equivalents represents the amounts to be paid by Realty Income to redeem the VEREIT Series F Preferred Stock of $371.8 million, the VEREIT OP Series F Preferred Units of $1.2 million, and the accrued and unpaid dividends of $1.0 million.

(b)	The pro forma adjustment represents the issuance of Realty Income common stock as consideration for the Mergers, as described in Note 4. The fair value of Realty Income common stock to be issued to former holders of VEREIT common stock and VEREIT OP common units is based on the per share closing price of Realty Income common stock of $69.35 on June 1, 2021.

(c)	Represents the estimated fair value of fully vested VEREIT DSU Awards which will be converted into Realty Income common stock upon the Mergers, as well as the fair value of the Realty Income replacement employee and executive stock options, restricted stock units, and performance restricted stock units that will be granted at the closing date of the Mergers and which are attributable to pre-combination services.

(d)	The pro forma adjustment to distributions in excess of net income excludes $46.8 million of estimated transaction costs to be incurred by VEREIT as a result of the Mergers. These costs are expected to be recognized as an expense in VEREIT's pre-merger statement of operations and therefore they are reflected as a liability assumed by Realty Income, with no impact on pro forma combined distributions in excess of net income.

13)	The pro forma adjustment reflects the removal of noncontrolling interests related to shares of the VEREIT OP Series F Preferred Units held by VEREIT OP’s minority partners, totaling $1.8 million, and the VEREIT OP common units, totaling $4.2 million, which will be exchanged into Realty Income common stock upon consummation of the Mergers.

Statements of Operations

The pro forma adjustments reflect the effect of the Mergers on Realty Income’s and VEREIT’s historical consolidated statements of operations and shares used in computing income from continuing operations available to common stockholders per common share as if the Mergers occurred on January 1, 2020.

Revenue

14)	Rental (including reimbursable)

The historical rental revenues for Realty Income and VEREIT represent contractual and straight-line rents and amortization of above-market and below-market lease intangibles associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical straight-line rents and amortization of above-market and below-market lease intangibles for the real estate properties of VEREIT acquired as part of the Mergers, and (ii) adjust contractual rental property revenue for such properties to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Merger.

The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Mergers was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 8.4 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to rental revenues do not purport to be indicative of the expected change in rental revenues of the combined company in any future periods.

The following table summarizes the adjustments made to rental revenues for the real estate properties of VEREIT to be acquired as part of the Mergers for the three months ended March 31, 2021 and year ended December 31, 2020 (in thousands):

	Elimination of historical amounts(a)	Recognition of post-merger amounts	Total pro forma adjustment
For the three months ended March 31, 2021
Straight-line rents	$(4,470)	$16,737	$12,267
Amortization of above-market and below-market lease intangibles	1,537	4,656	6,193
Total pro forma adjustment	$(2,933)	$21,393	$18,460
For the year ended December 31, 2020
Straight-line rents	$(23,149)	$59,908	$36,759
Amortization of above-market and below-market lease intangibles	2,777	(18,625)	21,402
Total pro forma adjustment	$(20,372)	$78,533	$58,161

(a)	Elimination of historical amounts excludes amounts related to VEREIT properties that were sold between January 1, 2020 and March 31, 2021, because such properties are not part of the net assets acquired in the Mergers.

Expense

15)	The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical depreciation and amortization of real estate properties of VEREIT acquired as part of the Mergers, and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets. Refer to Note 4 for additional information.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for building and site improvements, the remaining contractual, in-place lease term for intangible lease assets, and the lesser of the estimated useful life and the remaining contractual, in-place lease term for tenant improvements. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the weighted average useful life for buildings and site improvements is 29.3 years; the weighted average useful life for tenant improvements is 8.3 years; and the weighted average remaining contractual, in-place lease term is 8.4 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the combined company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for the real estate properties of VEREIT to be acquired as part of the Mergers for the three months ended March 31, 2021 and year ended December 31, 2020 (in thousands):

	For the three months ended March 31, 2021	For the year ended December 31, 2020
Buildings and improvements	$99,405	$397,618
Tenant improvements	31,095	124,379
In-place leases and leasing commissions and marketing costs	72,167	288,667
Less: Elimination of historical depreciation and amortization(a)	(106,878)	(435,366)
Total pro forma adjustment	$95,789	$375,298

(a)	Elimination of historical amounts excludes amounts related to VEREIT properties that were sold between January 1, 2020 and March 31, 2021, because such properties are not part of the net assets acquired in the Mergers.

16)	The following table summarizes the pro forma adjustments to interest expense for the three months ended March 31, 2021 and year ended December 31, 2020, which reflect the impact to the amounts recognized in VEREIT’s historical consolidated statements of operations for the periods presented from: (i) the elimination of historical deferred financing cost amortization, (ii) the elimination of historical amortization on net premiums/discounts, and (iii) the amortization of the fair value adjustment on VEREIT’s mortgages and notes payable assumed in the Mergers (in thousands):

	For the three months ended March 31, 2021	For the year ended December 31, 2020
Elimination of historical deferred financing costs amortization	$(2,555)	$(15,114)
Elimination of historical amortization of net (discounts)/premiums	(248)	(1,650)
Amortization of the fair value adjustment on mortgages and notes payable	(12,388)	(49,552)
Total pro forma adjustment	$(15,191)	$(63,016)

The pro forma adjustments for the amortization of the fair value adjustment on VEREIT’s mortgages and notes payable assumed in the Mergers were estimated based on a straight-line approach and the weighted average remaining contractual term of 3.6 years for mortgages payable and 8.2 years for notes payable. The fair value adjustment on VEREIT’s mortgages and notes payable and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the combined company in any future periods.

17)	Represents an adjustment to increase ground leases rent expense by $1.4 million for the three months ended March 31, 2021 and $5.7 million for the year ended December 31, 2020 as a result of the revaluation of operating lease right-of-use assets and recognition of below-market ground lease intangible assets. The adjustment is computed based on a straight-line approach and a weighted average remaining lease term of 11.8 years. The fair value adjustment on VEREIT’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to property (including reimbursable) expense do not purport to be indicative of the expected change in ground rent expense of the combined company in any future periods.

18)	Represents an adjustment to recognize additional post-combination compensation expense of $3.4 million for the three months ended March 31, 2021 and $15.5 million for the year ended December 31, 2020 associated with the fair value of Realty Income replacement awards issued to the holders of VEREIT restricted stock units, performance restricted stock units and stock options. The adjustment is based upon a straight-line vesting approach. The fair value of Realty Income’s replacement awards may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to general and administrative expense do not purport to be indicative of the expected change in compensation expense of the combined company in any future periods.

19)	Represents the adjustment for Merger-related costs of $76.0 million for the year ended December 31, 2020 resulting from estimated transaction-related costs that are not currently reflected in the historical consolidated financial statements of Realty Income and VEREIT; these estimated transaction costs consist primarily of advisor fees, legal fees, change in control payments, and accounting fees. It is assumed that these costs will not affect the combined statements of operations beyond twelve months after the closing date of the Mergers.

Income from continuing operations available to common stockholders per common share:

20)	The following table summarizes the unaudited pro forma net income from continuing operations per common share for the three months ended March 31, 2021 and the year ended December 31, 2020 as if the Mergers occurred on January 1, 2020 (in thousands, except share and per share data):

	For the three months ended March 31, 2021	For the year ended December 31, 2020
Numerator
Pro forma income from continuing operations available to common stockholders	$149,565	$245,240
Denominator
Realty Income historical weighted average common shares outstanding	371,522,607	345,280,126
VEREIT common stock and VEREIT OP common units converted into Realty Income common stock (229,281,987 shares and units outstanding, multiplied by the Exchange Ratio of 0.705)	161,643,801	161,643,801
VEREIT DSU Awards converted into Realty Income common stock (113,868 units, multiplied by the Exchange Ratio of 0.705)	80,277	80,277
Pro forma weighted average common shares outstanding – basic	533,246,685	507,004,204
Realty Income historical weighted average dilutive shares	79,294	135,132
Unvested VEREIT equity-based awards exchanged into Realty Income equity-based awards	517,124	588,943
Pro forma weighted average common shares outstanding – diluted	533,843,103	507,728,279
Pro forma income from continuing operations available to common stockholders per common share:
Basic and diluted	$0.28	$0.48

Note 6 — The Spin-Off and OfficeCo Properties

As noted above, the unaudited pro forma condensed combined financial statements do not give effect to the Spin-Off, or a sale of some or all of the OfficeCo Properties, because, pursuant to the terms of the Merger Agreement, Realty Income and VEREIT have broad discretion to amend the scope and terms of the Spin-Off, including, among other things, the properties to be included as part of the OfficeCo Properties (including adding or removing properties). Realty Income and VEREIT may alternatively seek to sell some or all of the OfficeCo Properties, and Realty Income may elect not to consummate the Spin-Off at all.

As of the date of the Form 8-K, following the consummation of the Mergers, VEREIT and Realty Income intend to contribute to OfficeCo in connection with the Spin-Off and/or sell up to 93 total OfficeCo Properties, of which up to 53 properties would be office properties owned by VEREIT (the “VEREIT OfficeCo Properties”), and up to 40 properties would be office properties owned by Realty Income (the “Realty Income OfficeCo Properties”).

As of March 31, 2021, the VEREIT OfficeCo Properties represented total leasable square feet of 7.6 million, of which 94.5% were occupied. The carrying value of the total assets of the VEREIT OfficeCo Properties, net of the associated accumulated depreciation, as of March 31, 2021 was $1.3 billion on a historical U.S. GAAP basis, and was subject to $177.9 million in total mortgage debt principal. In April 2021, $19.1 million in mortgage principal for a VEREIT OfficeCo Property was repaid in full. Total revenues generated by the VEREIT OfficeCo Properties were $40.3 million and $168.3 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, also on a historical U.S. GAAP basis.

As of March 31, 2021, the Realty Income OfficeCo Properties represented total leasable square feet of 3.0 million, of which 95.3% were occupied. The carrying value of the total assets of the Realty Income OfficeCo Properties, net of the associated accumulated depreciation, as of March 31, 2021 was $536.4 million on a historical U.S. GAAP basis, and was subject to $36.9 million in total mortgage debt principal. In April 2021, $14.0 million in mortgage principal for a Realty Income OfficeCo Property was repaid in full. Total revenues generated by the Realty Income OfficeCo Properties were $13.0 million and $53.5 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, also on a historical U.S. GAAP basis.

After giving effect to the Merger Adjustments for the VEREIT OfficeCo Properties, which include the adjustment of land, buildings and other tangible real estate assets to fair value and the recognition of lease intangible assets and liabilities, as if the Mergers had been completed on March 31, 2021, and the impact of straight-line rent and amortization of above-market and below-market lease intangibles as if the Mergers had been completed on January 1, 2020, the OfficeCo Properties, in total, would have represented approximately 6% of the combined company total assets as of March 31, 2021 and approximately 7% and approximately 8% of total revenues for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. If the Spin-Off of the OfficeCo Properties is effectuated, Realty Income’s management estimates transfer taxes of $40.0 million will be incurred.

Subject to the terms and conditions of the Merger Agreement, Realty Income may, after consultation with and good faith consideration of any comments from VEREIT, determine, or in certain cases, amend, the scope and terms of the Spin-Off, including, among other things, the properties to be included as part of the OfficeCo Properties (including adding or removing properties), the scope and nature of the reorganization plan, the terms of the separation and distribution agreement, and the scope of transition services to be provided by Realty Income following the Spin-Off, if any. In addition, subject to the terms and conditions of the Merger Agreement, Realty Income may, after consultation with and good faith consideration of any comments from VEREIT, alternatively seek to sell some or all of the OfficeCo Properties to third parties in connection with the closing of the Merger, and the parties may otherwise sell certain properties that would have otherwise been included in the OfficeCo Properties during the pendency of the Mergers. Similarly, Realty Income may, in its sole discretion, elect to waive the Spin-Off Condition, and consummate the Mergers without effectuating the Spin-Off. Accordingly, actual or prospective holders of Realty Income's common stock, preferred stock (if any) and debt securities should not place undue reliance on the consummation of the Spin-Off as described above in determining whether or not to hold, purchase or sell securities of Realty Income.